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                                                                 EXHIBIT 3(ii).3

                           AVALONBAY COMMUNITIES, INC.

                             SECRETARY'S CERTIFICATE

                               AMENDMENT TO BYLAWS

On May 5, 1999, at a duly called and held meeting of the Board of Directors of AvalonBay Communities, Inc. (the "Company"), the Board adopted the following amendment to the Company's Bylaws:

            To modify the first sentence of Section 4.01 as indicated below (additions are CAPITALIZED, deletions are [bracketed]):

                    "The Corporation shall have an Executive Chairman of the Board, a Chief Executive Officer, a President, A CHIEF OPERATING OFFICER, A CHIEF FINANCIAL OFFICER, one or more Vice Presidents (including VICE PRESIDENTS OF VARYING DEGREES, SUCH AS Executive [Vice Presidents], REGIONAL or Senior Vice Presidents), a Secretary, a Treasurer (who shall also be the Chief Financial Officer of the Corporation) and such Assistant Secretaries and Assistant Treasurers and such other officers as the Board of Directors, or any committee or officer appointed by the Board of Directors for such purpose, may from time to time elect.

                    IN WITNESS WHEREOF, the undersigned has signed this certificate as of May 5, 1999.

                                        AVALONBAY COMMUNITIES, INC.

                                        /s/  Edward M. Schulman

                                        Name:       Edward M. Schulman
                                        Title:      Secretary